Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to Registration Statement No. 333-278628 on Form S-11 of our reports dated March 28, 2024, relating to the financial statements of Creative Media & Community Trust Corporation and the effectiveness of Creative Media & Community Trust Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Creative Media & Community Trust Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

June 6, 2024